EXHIBIT 10.1

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT GRANT

PURSUANT TO THE TERMS OF THE

AMENDED AND RESTATED FRONTIER OIL CORPORATION 1999 STOCK PLAN

1.  Grant of Restricted Stock Units. Pursuant to the terms of Section 6(e) of the Amended and Restated Frontier Oil Corporation 1999 Stock Plan (the “Plan”), Frontier Oil Corporation (the “Company”) hereby grants to ________________________ (“Non-Employee Director”) as an “Other Stock-Based Award” 4,000 Restricted Stock Units (“RSUs”) which shall be (i) credited to the RSU Account (described in Paragraph 4) and (ii) subject to the terms of the Plan and this document. RSUs are not actual shares of Common Stock, but instead are utilized solely for the purpose of measuring the benefits payable under this RSU Grant. This grant shall be effective as of April 26, 2005 (“RSU Grant”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

2.  RSUs Are Issued Under and Are Subject to the Plan and this Document. The RSU Grant is granted pursuant to and to implement the Plan and is subject to the provisions of the Plan (which is incorporated herein by reference) and the provisions of this document. By acceptance of the RSU Grant, Non-Employee Director agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the RSU Grant. All capitalized terms in the RSU Grant have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this RSU Grant unless otherwise provided.

3.  Vesting. All RSUs subject to this RSU Grant shall become 100% vested as of the earlier earliest of (i) April 26, 2008, (ii) Non-Employee Director’s date of death, (iii) a Change in Control in accordance with Paragraph 8, or (iv) Non-Employee Director’s “disability” (as defined in Internal Revenue Code section 409A(a)(2)(C)) (the “Vesting Date”). Should Non-Employee Director be removed or resign from the Board prior to reaching age 72, all unvested RSUs shall be immediately forfeited. No unvested RSUs shall be forfeited in the event that Non-Employee Director resigns from the Board after reaching age 72.

4.  Establishment of Accounts. Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that from time to time will reflect Non-Employee Director’s name and the number of RSUs credited to Non-Employee Director.

5.  Cash Dividends. As of each date that cash dividends are paid with respect to Common Stock, to the extent that Non-Employee Director has any outstanding RSUs credited to his RSU Account, Non-Employee Director shall receive cash equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of RSUs credited to Non-Employee Director’s RSU Account as of the payment date of such dividend; provided, however, if payment of such amounts as of the dividend payment date would subject Non-Employee Director to excise tax under section 409A of the Code, payment shall not be made until such time as payment is made under Paragraph 6 hereunder.

6.  Payment of Amounts in the RSU Account. As of the Vesting Date, one share of Common Stock for each vested RSUs in Non-Employee Director’s RSU Account shall be transferred to such Non-Employee Director as soon as administratively feasible, but not later than sixty (60) days following the Vesting Date.

7.  Death Prior to Payment. In the event that Non-Employee Director dies, any transfer of Common Stock due under this document shall be made to the Non-Employee Director’s estate within sixty (60) days following the Company’s notification of Non-Employee Director’s death.

8.  Change in Control. In the event of a Change in Control all RSUs shall become 100% vested, however payment shall not be made upon a Change in Control unless such Change of Control also constitutes a change of control event under section 409A of the Code.

9.  Unfunded Arrangement, No Voting Rights. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This RSU Grant shall be unfunded. To the extent that Non-Employee Director has a right to receive Common Stock or payments from Company under the RSU Grant, such right shall not be greater than the right of any unsecured general creditor of Company and such right shall be an unsecured claim against the general assets of Company. Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this RSU Grant be construed as providing for such segregation, nor shall Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of Company to any Non-Employee Director with respect to this RSU Grant shall be based solely upon any contractual obligations that may be created by this RSU Grant, and no such liability or obligation of Company shall be deemed to be secured by any pledge or other encumbrance on any property of Company. Until such time as shares of Common Stock are issued to Non-Employee Director, Non-Employee Director shall have no voting or other rights of a shareholder with respect to any RSU.

10.  Assignability. No right to receive payment hereunder shall be transferable or assignable by Non-Employee Director except by will or the laws of descent and distribution or pursuant to a domestic relations order. Any attempted assignment of any benefit under this RSU Grant in violation of this Paragraph shall be null and void.

11.  Amendment and Termination. No amendment or termination of the RSU Grant shall be made by the Board or the Committee at any time without the written consent of Non-Employee Director. No amendment or termination of the Plan will adversely affect the rights, privileges and option of Non-Employee Director under the RSU Grant without the written consent of Non-Employee Director except as the Committee may deem necessary or advisable to prevent adverse tax consequences to Non-Employee Director under Section 409A of the Code.

12.  No Guarantee of Tax Consequences. Neither Company nor any Parent or Subsidiary nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under the RSU Grant.

13.  Severability. In the event that any provision of the RSU Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the RSU Grant, and the RSU Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

14.  Governing Law. The RSU Grant shall be construed in accordance with the laws of the State of Wyoming to the extent federal law does not supersede and preempt Wyoming law.

Executed this 26 day of April 2005.

“COMPANY”

FRONTIER OIL CORPORATION

By:
Printed Name: James R. Gibbs
Title: Chairman of the Board, President & CEO

Accepted this ____ day of ______________, 2005.

“NON-EMPLOYEE DIRECTOR”

By:
Printed Name:
Title: